Exhibit 99.1

            Access National Reports 57% Earnings Increase

    RESTON, Va.--(BUSINESS WIRE)--April 21, 2006--Access National Corporation (NASDAQ:ANCX), holding company for Access National Bank, reported 2006 first quarter net income of $1.6 million, compared to $1.0 million in 2005, up 57%. Basic earnings per share rose at a similar pace to $0.20 for the quarter ending March 31, 2006 compared to $0.13 per share for the same period of 2005. Fully diluted earnings for the same period rose 55% to $0.17 from $0.11.
    Return on average assets for the trailing 12 month period through March 31, 2006 was 1.32%, up from 1.07% on a year over year basis. Return on average equity for the trailing 12 months through March 31, 2006 was 21.57%, compared to 16.32% in the same period of the prior year.
    First quarter 2006 earnings climbed as a result of continued growth in earning assets. Compared to March 31, 2005, total assets increased 32% to $592 million due mainly to the growth in loans and the investment portfolio. Total deposits increased by 15% to $423 million, while total loans increased 29% to $384 million compared to the prior year. The portfolio of investment securities available for sale grew by 94% to $110 million. Mortgage origination volume for the first quarter of 2006 was $193 million, nearly identical production to the first quarter of 2005.
    Net interest income for the quarter increased 28.7% over 2005, driven by strong loan growth and growth in the Bank's investment portfolio.
    The allowance for loan losses totaled $5.3 million as of March 31, 2006 compared to $4.1 million at the quarter ended March 31, 2005. The provision for the quarter ending March 31, 2006 was $124 thousand compared to $114 thousand for the same period in 2005. The allowance for loan losses as a percentage of outstanding loans held for investment at March 31, 2006 was 1.4% unchanged from first quarter end 2005.
    The banking segment contributed approximately 80% of the net income while the mortgage corporation contributed the remaining 20%.
    A summary of the operating performance and financial condition for the reporting period is attached.

    Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered bank. The Bank, established in December 1999, serves the business community in the greater DC Metropolitan area. Its wholly owned subsidiary, Access National Mortgage Corporation, provides residential mortgage loans to Bank clients and consumers in the same area and other select markets. Additional information is available on our Web site at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ National Market under the symbol "ANCX".

    This press release contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be identified as "may," "could," "expect," "believe," anticipate," "intend," "plan" or variations thereof. These forward-looking statements may contain information related to those matters such as the Company's intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company's operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K and other SEC filings.


                     Access National Corporation
                       Selected Financial Data
                (In Thousands, Except for Share Data)


                                      March 31    March 31   Percent
At period end (unaudited)              2006        2005       Change
----------------------------------------------------------------------

Assets                              $  592,478  $  447,345         32%
Loans held for investment              383,607     298,463         29%
Loans held for sale                     70,635      48,817         45%
Investment Securities (at fair
 value)                                110,243      56,706         94%
Earning assets                         569,409     426,454         34%
Deposits                               423,112     366,610         15%
Stockholders' equity                    33,045      26,570         24%
Mortgage loan originations             192,843     192,333        0.3%
Averages (TTM)
   Average assets                      490,790     355,630         38%
   Average loans held for
    investment                         384,245     254,980         51%
   Average earning assets              470,937     337,022         40%
   Average interest bearing
    liabilities                        379,892     261,228         45%
   Average stockholders equity          30,074      23,328         29%
Net income (YTD)                         1,623       1,035         57%
Net income (TTM)                         6,485       3,808         70%
Common shares outstanding            8,100,724   7,918,648        2.3%
Book value
   Basic EPS                        $     0.20  $     0.13         54%
   Diluted EPS                      $     0.17  $     0.11         55%
Average outstanding shares
   Basic                             8,018,133   7,917,998        1.3%
   Diluted                           9,658,239   9,345,524        3.3%
Return on average assets (TTM)            1.32%       1.07%        23%
Return on average equity (TTM)           21.57%      16.32%        32%
Net Interest Margin                       3.14%       3.20%      -1.9%
Allowance for loan losses                5,339       4,133         29%
Allowance for loan losses/loans
 held for investment                      1.39%       1.38%       0.5%
Non-performing assets                    1,212       1,573        -23%
Non-performing assets/loans held
 for investment                           0.32%       0.53%       -40%
Net charge-offs to average loans
 (YTD)                                    0.00%       0.00%       0.0%

(TTM - Trailing Twelve Months)


Note 1: Prior periods have been restated to reflect a 2 for 1 stock split effective 12-12-2005


                     Access National Corporation
                      Consolidated Balance Sheet

                                               March 31   December 31
                                               --------   -----------
                                                 2006         2005
                                                 ----         ----
(In Thousands)                                (unaudited)
-------------------------------------------- ------------ ------------

ASSETS

  Cash and due from banks                    $    12,884  $     9,854

  Interest bearing balances                        3,475       13,329

  Securities available for sale, at fair
   value                                         110,243       87,771

  Loans held for sale                             70,635       45,019

  Loans held for investment net of
   allowance for loan losses of $5,339
   and $5,215 respectively                       378,268      364,518

  Premises, Equipment and Land                     9,656        9,650

  Other assets                                     7,317        6,909

                                             ------------ ------------
    Total assets                             $   592,478  $   537,050
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Non-interest bearing deposits              $    86,038  $    81,034

  Savings and interest bearing deposits          138,650      149,094

  Time Deposits                                  198,424      189,501
                                             ------------ ------------

    Total deposits                               423,112      419,629

  Short-term borrowings                          101,767       48,196

  Long-term borrowings                            20,732       21,786

  Subordinated debentures                         10,311       10,311

  Other liabilities and accrued expenses           3,511        5,943

                                             ------------ ------------
    Total Liabilities                            559,433      505,865
                                             ------------ ------------

SHAREHOLDERS' EQUITY
  Common stock $0.835 par value; 60,000,000
   authorized; issued and outstanding,
   8,100,724 and 7,956,556 shares
   respectively                                    6,764        6,644

  Surplus                                          9,427        9,099

  Retained earnings                               17,810       16,227

  Accumulated other comprehensive income
   (loss)                                           (956)        (785)

                                             ------------ ------------
    Total shareholders' equity                    33,045       31,185
                                             ------------ ------------

                                             ------------ ------------
    Total liabilities and shareholders'
     equity                                  $   592,478  $   537,050
                                             ============ ============

Note 1: Prior periods have been restated to reflect a 2 for 1 stock split effective 12-12-2005


                      Access National Corporation
                 Consolidated Statement of Operations

                                             Three Months Three Months
                                                Ended        Ended
                                               03/31/06     03/31/05
(In Thousands Except for Share Data)          (unaudited)  (unaudited)
-------------------------------------------- ------------ ------------

INTEREST INCOME
        Interest and fees on loans           $     7,495  $     5,060

        Interest on federal funds sold & bank
         balances                                     99           66

        Interest on securities                     1,051          493
                                             ------------ ------------
              Total interest income                8,645        5,619

INTEREST EXPENSE
        Interest on deposits                       3,299        1,807

        Interest on other borrowings               1,249          628
                                             ------------ ------------
              Total interest expense               4,548        2,435
                                             ------------ ------------
              Net interest income                  4,097        3,184

Provision for loan losses                            124          114
                                             ------------ ------------
Net interest income after provision for loan
 losses                                            3,973        3,070

NON-INTEREST INCOME
        Service charges and fees                      74           34

        Gain on sale of loans                      5,115        4,634

        Other Income                               1,042        1,485
                                             ------------ ------------
              Total non-interest income            6,231        6,153

NON-INTEREST EXPENSE
        Salaries and benefits                      4,706        4,563

        Occupancy and equipment                      654          536

        Other operating expense                    2,384        2,556
                                             ------------ ------------
              Total non-interest expense           7,744        7,655
                                             ------------ ------------
Income before income tax                           2,460        1,568

Income tax expense                                   837          533
                                             ------------ ------------
NET INCOME                                         1,623        1,035
                                             ============ ============

Earnings per common share:
Basic                                        $      0.20  $      0.13
                                             ============ ============
Diluted                                      $      0.17  $      0.11
                                             ============ ============

Average outstanding shares:
Basic                                          8,018,133    7,917,998
Diluted                                        9,658,239    9,345,524


Note 1: Prior periods have been restated to reflect a 2 for 1 stock split effective 12-12-2005

    CONTACT: Access National Corporation
             Michael Clarke, 703-871-2100